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                                                                    EXHIBIT 99.3

((OSI)(TM) PHARMACEUTICALS LOGO)

                                                                    NEWS RELEASE

Contact:
   OSI Pharmaceuticals, Inc.                  Burns McClellan (representing OSI)
   Kathy Galante                              Jonathan Nugent (Investors)
   Director                                   Kathy Jones, Ph.D. (Media)
   Investor / Public Relations                (212) 213-0006
   631-962-2000

               OSI PHARMACEUTICALS PRESENTS DATA ON THE IMPACT OF
            SMOKING ON THE BLOOD LEVELS OF TARCEVA AT THE 96TH ANNUAL
                               MEETING OF THE AACR

MELVILLE, N.Y., APRIL 20, 2005 - OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) presented data at the 96th Annual Meeting of the American Association for Cancer Research (AACR) showing that smoking results in a reduction in the blood levels of Tarceva(TM) (erlotinib) following oral dosing of the drug in healthy volunteers. Tarceva was approved by the FDA in November 2004 for the treatment of patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) after failure of at least one prior chemotherapy regimen. The findings, from a comparative clinical study on the effects of smoking on the pharmacokinetics of Tarceva in healthy (non-cancer patients) smokers and non-smokers, built upon observations made from an analysis of Tarceva exposure in lung cancer patients enrolled in the pivotal BR.21 Phase III trial that formed the basis of the Company's New Drug Application (NDA) for Tarceva. In the BR.21 trial the effect of Tarceva on survival was observed in both never smokers and smokers, however an apparently larger effect was observed in patients who never smoked. The Company intends to pursue studies in cancer patients in order to further explore whether an increase in Tarceva dose in smokers will result in enhanced clinical benefit.

"We believe that effective dosing at or close to the maximum tolerated dose of Tarceva therapy for most lung cancer patients is an important component," stated Gabe Leung, Executive Vice President and President of Oncology at OSI Pharmaceuticals. "This observation reported at AACR may be of fundamental importance to the optimization of Tarceva treatment in the subset of lung cancer patients who are smokers."
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Marta Hamilton et al (abstract #6165) presented an analysis of the exposure/effects analysis based on the trough level concentrations and the population pharmacokinetics from the BR.21 study prior to describing the results from the subsequent comparative clinical study in healthy volunteers. The BR.21 analysis showed that of all the factors assessed, only smoking status was associated with potentially clinically relevant differences in Tarceva exposure. Tarceva is extensively metabolized by liver and lung enzymes including CYP1A1 and 1A2, these enzymes are known to be induced by cigarette smoking. As stated in the Tarceva package insert, smokers had a 24% higher rate of Tarceva clearance resulting in a reduction in the blood levels of Tarceva. Based on these observations a comparative study was conducted in 32 healthy male subjects, 16 smokers and 16 non-smokers. Patients were dosed at both 150mg and 300mg of Tarceva and a full pharmacokinetic profile assessed. At the 150mg dose smokers had approximately 36% of overall exposure to Tarceva (Area Under the Curve or AUC of 6718 ng.h/ml vs. 18,726 ng.h/ml) as compared to non-smokers. Further, the overall exposure achieved in studies at the 300mg dose was similar to that of non-smokers at the 150mg dose (19,049 ng.h/ml vs. 18,726 ng.h/ml). The authors concluded that Tarceva plasma profiles in current smokers were consistent with the hypothesis that reduced exposure results from induction of CYP1A1 and 1A2 enzymes and that studies in cancer patients should be conducted in order to explore whether an increase in Tarceva exposure in smokers will increase clinical benefit.

ABOUT TARCEVA

Tarceva is a small molecule designed to target the human epidermal growth factor receptor 1 (HER1) pathway, which is one of the factors critical to cell growth in non-small cell lung cancer (NSCLC). HER1, also known as EGFR, is a component of the HER signaling pathway, which plays a role in the formation and growth of numerous cancers. Tarceva is designed to inhibit the tyrosine kinase activity of the HER1 signaling pathway inside the cell, which may block tumor cell growth. Tarceva was approved by the FDA in November 2004 and by the Swiss health authority, Swissmedic, in March 2005. Tarceva is an oral tablet indicated for daily administration for the treatment of patients with locally advanced or metastatic NSCLC after failure of at least one prior chemotherapy regimen. Tarceva is the only EGFR inhibitor to have demonstrated a survival benefit in NSCLC. Results from two earlier large, randomized, placebo-controlled clinical trials in first-line advanced NSCLC patients showed no clinical benefit with concurrent administration of Tarceva with doublet platinum-based chemotherapy (carboplatin and paclitaxel or gemcitabine and cisplatin) and its use is not recommended in that setting. Additional early-stage trials of Tarceva are being conducted in other solid tumors.

ABOUT TARCEVA SAFETY

In the pivotal NSCLC trial, the most common adverse reactions in patients receiving Tarceva were rash and diarrhea. Grade three/four rash and diarrhea occurred in nine and six percent of Tarceva-treated patients, respectively. Rash and diarrhea each resulted in discontinuation of one percent of Tarceva-treated patients. Six and one percent of patients needed dose reduction for rash and diarrhea, respectively. Historically, there have been infrequent reports of serious interstitial lung disease (ILD), including fatalities,
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in patients receiving Tarceva for treatment of NSCLC or other advanced solid tumors. In the Phase III trial for NSCLC, severe pulmonary reactions, including potential cases of interstitial lung disease, were infrequent (0.8 percent) and were equally distributed between treatment arms. The overall incidence of ILD in Tarceva-treated patients from all studies was approximately 0.7 percent.

ABOUT OSI PHARMACEUTICALS

OSI Pharmaceuticals is a leading biotechnology company primarily focused on the discovery, development and commercialization of high-quality pharmaceutical products that extend life or improve the quality of life for cancer and diabetes patients worldwide. OSI's primary business remains oncology, but the Company has a second business interest in the area of diabetes through its subsidiary, Prosidion Limited, based in the United Kingdom. Tarceva(TM) (erlotinib), OSI's flagship product, is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in non-small cell lung cancer and pancreatic cancer. OSI exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for the approved oncology indications and markets Gelclair(R) Bioadherent Oral Gel for the relief of pain associated with oral mucositis.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

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